                           SCHEDULE 14A INFORMATION
                                 (RULE 14-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED BY
                                                RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          RENTAL SERVICE CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

     -------------------------------------------------------------------------

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

[TEXT OF JUNE 4, 1999 ELECTRONIC TRANSMISSION]

With the termination of RSC's merger agreement with NationsRent and other recent developments, including the announcement that RSC's Board of Directors has directed RSC's financial advisors to conduct a review of the strategic alternatives available to RSC, you and your direct charges no doubt continue to have lots of questions. It remains important that you be able to communicate with your people and your customers about what is going on with RSC so that they don't become overly concerned. We remind you that all aspects of the termination of the merger agreement, the process of reviewing and evaluating RSC's strategic alternatives, the pending United Rentals tender offer and its ongoing consent solicitation have and will continue to be handled by the Board, senior management and RSC's outside advisors.

Everyone in the company continues to be limited in what they can say regarding the foregoing matters and other recent developments because of the complex rules that govern tender offers and consent solicitations.

To help you communicate with your employees and customers, attached are a few talking points to give you some guidance about what you can say.

We reiterate that you have a vital role to play in ensuring that business stays on track and people stay focused on the job at hand. We will continue to make every effort to keep you as informed as we can.

If you have any questions or issues we can help you with, please call Kim Edwards at 480-905-3346. If you receive any calls from the media, please do not comment and simply forward the message or the inquiry to Rob Wilson at corporate headquarters.



         [See Next Page for Certain Information Concerning Participants]

                  Certain Information Concerning Participants

Rental Service Corporation ("RSC") and certain other persons named below may be deemed to be "participants" in the solicitation of revocations of consents in response to the consent solicitation by United Rentals, Inc. ("United Rentals"). The participants in this solicitation may include the directors of RSC (Martin
R. Reid (Chairman of the Board and Chief Executive Officer), William M. Barnum, Jr., James R. Buch, David P. Lanoha, Christopher A. Laurence, Eric L. Mattson, Britton H. Murdoch and John M. Sullivan); and the following executive officer:
Robert M. Wilson (Executive Vice President, Chief Financial Officer, Secretary and Treasurer). As of May 31, 1999, Martin R. Reid beneficially owned 538,545 shares, or 2.2%, of RSC's common stock, and William M. Barnum, Jr. beneficially owned 455,317 shares, or 1.8%, of RSC's common stock. None of the other foregoing participants individually or in the aggregate beneficially owns in excess of 1% of RSC's common stock.

Pursuant to the terms of separate engagement letters, each effective as of April 5, 1999, RSC retained Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Morgan Stanley & Co. Incorporated ("Morgan Stanley") as its financial advisors with respect to United Rentals' offer to purchase RSC's common stock, for which Merrill Lynch and Morgan Stanley may receive substantial fees. Pursuant to the engagements of Merrill Lynch and Morgan Stanley, RSC has also agreed to reimburse each of Merrill Lynch and Morgan Stanley, respectively, for certain reasonable out-of-pocket expenses (including the reasonable fees and disbursements of legal counsel) and to indemnify each of Merrill Lynch and Morgan Stanley and certain respective related parties from and against certain liabilities, including liabilities under the federal securities laws, arising out of their respective engagements.

Merrill Lynch and Morgan Stanley are investment banking firms that provide a full range of financial services for institutional and individual clients. Although neither Merrill Lynch nor Morgan Stanley admit that they or any of their respective directors, officers, employees or affiliates are a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, or that such Schedule 14A requires the disclosure of certain information concerning Merrill Lynch and Morgan Stanley, each of Merrill Lynch and Morgan Stanley may assist RSC in such a solicitation. In the normal course of business, each of Merrill Lynch and Morgan Stanley may trade securities of RSC for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities. As of June 1, 1999, Merrill Lynch held a net long position of 436 shares of RSC's common stock. As of June 1, 1999, Morgan Stanley held a net short position of 17,100 shares of RSC's common stock. In connection with its role as financial advisors to RSC, Merrill Lynch and the following investment banking employees of Merrill Lynch may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of RSC: Paul A. Stefanick, James H. Caldwell and Jack C. MacDonald. In connection with its role as financial advisors to RSC, Morgan Stanley and the following investment banking employees of Morgan Stanley may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of RSC: R. Bradford Evans, Paul J. Taubman, Glenn R. Robson, Neil B. Morganbesser and Pietro Cinquegrana.

Talking Points for Discussions with Employees
---------------------------------------------

These continue to be busy, and at times confusing, times for RSC.

You have probably read our press release regarding the termination of our merger agreement with NationsRent. We all worked hard to make the RSC/NationsRent merger a reality, but, in the end, both parties mutually decided to make a clean break and go our separate ways.

You're probably wondering where the termination of the NationsRent merger leaves RSC and where RSC might be heading.

United Rentals' Tender Offer
----------------------------

The termination of our merger agreement with NationsRent has not affected the United Rentals tender offer. The tender offer is still pending at the same $22.75 price per share at which it was launched. The termination of the merger agreement has also not affected our Board's recommendation to RSC's shareholders with respect to the tender offer -- the Board is presently maintaining its recommendation that RSC's shareholders reject United Rentals' offer.

United Rentals' Consent Solicitation
------------------------------------

United Rentals is currently soliciting RSC's shareholders to remove the members of the Board and replace them with United Rentals' hand-picked nominees. The termination of the NationsRent merger agreement has not affected this process. However, when permitted by applicable securities laws, the Board intends to solicit against United Rentals' solicitation.

Review and Evaluation of Strategic Alternatives
-----------------------------------------------

Our Board believes that there are numerous reasons why RSC's shareholders should withhold their consent to United Rentals' proposal -- not the least of which is the fact that RSC recently announced that the Board has directed RSC's financial advisors to conduct a review of strategic alternatives available to RSC and to present the results of their review to the Board. The Board, in turn, intends to carefully evaluate the results of this review, decide what action is in the best interests of RSC's shareholders and implement that decision. This process is currently underway.

You may be wondering what a review and evaluation of RSC's strategic alternatives entails and just what "strategic alternatives" may be available to RSC?

The short answer is that we can't be sure at this time. Suffice it to say, however, that the process of reviewing RSC's strategic alternatives involves a complex analysis of all of the alternatives available to RSC. These alternatives could range from RSC remaining an independent company to a business combination involving RSC and a third party or a third party making a strategic investment in RSC. However, this is a non-exclusive list and the range of alternatives available to RSC will not be determined until the review process is completed.

You may also be wondering how long the process will take? Again, we can't be sure of the timing because of the need to carefully review and evaluate the alternatives available to RSC. Although the Board plans to meet with financial advisors and senior management within the next week to ascertain the status of the review, no timetable has been set for completion of this process. Moreover, the timing and consummation of any strategic alternative which may be pursued by the Board is uncertain.

Marty Reid's Status
-------------------

We had hoped to be in a position to update you on the status of Marty Reid, our Chairman and Chief Executive Officer. Unfortunately, we have no additional information regarding the likelihood or the timing of Marty's return. Marty remains on a medical leave of absence and is currently undergoing treatment consistent with his doctor's recommendations. We continue, of course, to wish him a speedy recovery.

Employees Need to Stay Focused on the Job
-----------------------------------------

We said it at the beginning of this process and we will say it again. You can make a tremendous contribution by staying focused on the day-to-day business of RSC and on doing a good job every day. We recognize that this whole process is confusing, but we urge you to keep in mind that the Board and senior management, supported by experienced outside experts, are actively working on lots of complicated issues for a single purpose: to serve the best interests of RSC and its shareholders.

Next Steps
----------

We have already mentioned that our next step is to wait and see what our Board decides to do after the results of the review of strategic alternatives are presented to the Board. Once a decision is made, we will have a clearer understanding of the future direction of RSC. Until then, the most important thing you can do for yourselves and your fellow workers -- and for RSC -- is to continue to do your job to the best of your abilities and continue to provide the quality service to our customers that RSC prides itself on.

We know that you have been instructed previously about not talking to reporters or the media or to any other outsiders about RSC or the recent events involving RSC. Please continue to refer any inquiries to Rob Wilson at the corporate office.

Talking Points for Discussions with Customers
---------------------------------------------

These continue to be busy times for RSC.

You may have heard or read about the termination of RSC's merger agreement with NationsRent. If you have, you're probably wondering where the termination of the NationsRent merger leaves RSC and how the termination of the merger agreement and other recent developments may affect RSC's ability to serve you.

The most important thing to know is that the Board and senior management, together with RSC's outside advisors, are dealing with these issues and they do not and will not affect RSC's ability to meet your needs. We continue to believe that it is "business as usual" for our customers -- as it has been since the outset of this process.

You should also know that the termination of the merger agreement has not affected our Board's recommendation to RSC's shareholders with respect to the tender offer -- the Board is presently maintaining its recommendation that RSC's shareholders reject United Rentals' offer.

Exploration of Strategic Alternatives
-------------------------------------

It is worth noting that RSC recently announced that the Board has directed RSC's financial advisors to conduct a review of the strategic alternatives available to RSC and to present the results of their review to the Board. The Board, in turn, intends to carefully evaluate the results of this review, decide what action is in the best interests of RSC's shareholders and implement that decision. This process is currently underway.

We can't be sure of the timing of this process because of the need to carefully review and evaluate the alternatives available to RSC. Although the Board plans to meet with financial advisors and senior management within the next week to ascertain the status of the review, no timetable has been set for completion of this process. Moreover, the timing and consummation of any strategic alternative which may be pursued by the Board is uncertain.

Marty Reid's Status
-------------------

We had hoped to be in a position to update you on the status of Marty Reid, our Chairman and Chief Executive Officer. Unfortunately, we have no additional information regarding the likelihood or the timing of Marty's return. Marty remains on a medical leave of absence and is currently undergoing treatment consistent with his doctor's recommendations. We continue, of course, to wish him a speedy recovery.

We look forward to continuing to serve all your rental equipment needs.